UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 13, 2019

SERES THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37465	27-4326290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Sidney Street Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 945-9626

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2019, Roger J. Pomerantz, M.D. notified Seres Therapeutics, Inc. (the “Company”) of his resignation from his position as President and Chief Executive Officer of the Company effective immediately. In connection with his resignation, Dr. Pomerantz entered into a separation agreement and release (the “Separation Agreement”) with the Company pursuant to which Dr. Pomerantz will receive the severance payments and benefits described in his existing employment agreement with the Company upon his involuntary or constructive termination, subject to and in accordance with the previously disclosed terms of his employment agreement. Dr. Pomerantz will continue to serve as a director and as Chairman of the Board of Directors of the Company (the “Board”). During his service on the Board, Dr. Pomerantz will be eligible to receive compensation in accordance with and subject to the previously disclosed terms of the Company’s Non-Employee Director Compensation Program (the “NED Program”), including an annual retainer of $55,000 and an option to purchase 15,000 shares of the Company’s common stock on the date of the next annual meeting of stockholders in accordance with the terms of the NED Program.

On January 15, 2019, the Company announced that the Board had appointed Eric D. Shaff, as the Company’s President and Chief Executive Officer and as a member of the Board, in each case effective at the effective time of the resignation of Dr. Pomerantz. Mr. Shaff will serve as a Class I director of the Company, with a term expiring at the Annual Meeting of Stockholders in 2019 or until his earlier death, resignation or removal. The Company also entered into an amended and restated employment agreement with Mr. Shaff (the “Amended Employment Agreement”) that supersedes the terms of the employment agreement previously entered into by and between the Company and Mr. Shaff. The Amended Employment Agreement entitles Mr. Shaff to receive an annual base salary of $540,000, subject to periodic review and adjustment by the Board or its compensation committee, and an annual target bonus opportunity of 55% of his annual base salary. In connection with its annual equity grant process, the Company expects to grant Mr. Shaff a stock option under its 2015 Incentive Award Plan to purchase 275,000 shares of common stock of the Company, which will vest in accordance with the Company’s standard four-year vesting schedule, subject to Mr. Shaff’s continued service.

In the event Mr. Shaff’s employment is terminated by the Company without cause or he resigns for good reason, within the meaning of and under the Amended Employment Agreement, he will be entitled to receive 12 months of continued base salary and up to 12 months of continued medical, dental or vision coverage pursuant to COBRA, if elected. The Amended Employment Agreement provides that, upon any such termination within 60 days prior to or 12 months following a change in control of the Company, in lieu of the benefits described in the previous sentence, Mr. Shaff is entitled to accelerated vesting of his time-based equity awards, 18 months of continued base salary and up to 18 months of continued medical, dental or vision coverage pursuant to COBRA, if elected.

Mr. Shaff’s rights to receive termination payments and benefits are conditioned upon executing a general release of claims in the Company’s favor. Mr. Shaff has agreed to refrain from disclosing the Company’s confidential information during or at any time following his employment with the Company and from competing with the Company or soliciting its employees or consultants for 12 months following termination of his employment.

Mr. Shaff, 43, has served as the Company’s Chief Financial Officer and Executive Vice President since November 2014 and as its Chief Operating Officer since January 2018. From January 2012 to November 2014, Mr. Shaff was Vice President of Corporate Finance for Momenta Pharmaceuticals, Inc. (“Momenta”), a biotechnology company, where he helped manage Momenta’s accounting, finance, planning, and procurement functions, and contributed to Momenta’s investor relations efforts. Mr. Shaff received his B.A. from the University of Pennsylvania and his M.B.A. from Cornell University. The Company believes that Mr. Shaff is qualified to serve on the Board due to his knowledge of the Company and extensive executive-level experience in the biotechnology industry.

The description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, and the description of the Amended Employment Agreement is qualified in its entirety by reference to the full text of the Amended Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement and Release, dated as of January 14, 2019, by and between Seres Therapeutics, Inc. and Roger Pomerantz

10.2	Amended and Restated Employment Agreement, dated as of January 14, 2019, by and between Seres Therapeutics, Inc. and Eric D. Shaff

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERES THERAPEUTICS, INC.

Date: January 15, 2019	By:	/s/ Thomas J. DesRosier
Name: Thomas J. DesRosier
Title: Executive Vice President and Chief Legal Officer